Exhibit 99.1

Anixter Announces Closing of Tri-Ed Acquisition

GLENVIEW, IL, (Business Wire) September 17, 2014—Anixter International Inc. (NYSE: AXE) today announced that it has completed the acquisition of Tri-Ed for a total purchase price of $420 million, subject to working capital, escrow and other customary adjustments. Tri-Ed generated approximately $570 million in sales and $36 million in adjusted EBITDA over the trailing twelve months ending June 30, 2014.

The acquisition is expected to be accretive to earnings in the first full year of operation, exclusive of transaction and one-time integration expenses. Anixter funded the acquisition through a combination of a previously announced $200 million term loan and available liquidity. A more detailed discussion of the financial impact will occur on Anixter’s upcoming third quarter 2014 earnings call on Tuesday, October 28, 2014.

Bob Eck, Anixter’s President and CEO, stated, “The acquisition of Tri-Ed is a strategic opportunity for Anixter and our security business, consistent with our vision to create a full-line global security platform and to accelerate profitable revenue growth. Through expanding our offering into highly complementary product lines, our customers will benefit from a broader set of products and solutions in the areas of video, access control, fire/life safety, and intrusion detection. As well, the combination brings Anixter’s expertise in IP video surveillance to Tri-Ed’s customers. In addition, this transaction provides access to the residential construction end market at an attractive point in the recovery cycle as well as to a community of security integrators and dealers not currently serviced by Anixter.”

Bill Galvin, Anixter’s Executive Vice President – Enterprise Cabling and Security Solutions, said “We are pleased to have Tri-Ed become part of the Anixter family, and look forward to partnering with their experienced management team on the transition. We share a similar philosophy in the way we operate our businesses, the product and service offerings we bring to market, and the importance we place on our employees, customers and suppliers.”

Pat Comunale, Tri-Ed’s President and CEO, stated, “We have great respect for Anixter and are excited about the opportunities that this combination will create for our people and our business. We look forward to building on our long-standing supplier partnerships and customer relationships to create an even stronger security business.”

Ted Dosch, Anixter’s Executive Vice President of Finance and CFO, commented, “Consistent with our stated priorities for capital allocation, the Tri-Ed acquisition accelerates the pace of growth in our security business, which is one of our strategic growth initiatives. We are focused on the successful integration of the Tri-Ed business and expect to realize the benefits of the combination immediately, as well as to create additional opportunities as we fully integrate Tri-Ed into our long term strategic platform. Finally, we expect our strong cash flow generation will enable us to return to our target debt-to-capital range within 12 months, providing us with the continued financial flexibility that is a hallmark of our financial strategy.”

Greenhill & Co. served as financial advisor and Skadden Arps served as legal counsel to Anixter on the transaction.

About Anixter

Anixter International is a leading global distributor of enterprise cabling and security solutions, electrical and electronic wire and cable, and OEM supply fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs 2) over 525,000 products and $1 billion in inventory 3) over 260 warehouses with approximately 7.5 million square feet of space and 4) locations in over 280 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE. To learn more about the company, please visit Anixter.com.

Safe Harbor Statement

The statements in this release other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated here. These factors include but are not limited to general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks and risks associated with integration of acquired companies. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see our Securities and Exchange Commission (“SEC”) filings for more information.

Non-GAAP Financial Measures

This release includes certain financial measures computed using non-GAAP components as defined by the SEC. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Non-GAAP financial measures may not be comparable to similarly titled amounts reported by other companies. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

Investor Contacts

Ted Dosch

Executive Vice President and CFO

(224) 521-4281

Lisa Micou Meers, CFA

VP – Investor Relations

(224) 521-8895

Media Contact

Dawn Marks

VP – Communications

(224) 521-8484

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